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                                                                    EXHIBIT 16.1

                         [ERNST & YOUNG LLP LETTERHEAD]

February 25, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read the second paragraph under the heading "Change in Independent Accountants" on page 60 of the Registration Statement of Repeater Technology and are in agreement with the statements contained in that specific paragraph. We have no basis to agree or disagree with other statements of the registrant contained in the Registration Statement.


                                 Ernst & Young LLP

                                 /s/ Ernst & Young LLP
                                     Palo Alto, California